Exhibit 99.1

Agilent Makes Strategic Updates to Organizational Structure

SANTA CLARA, Calif., Dec. 20, 2023 — Agilent Technologies Inc. (NYSE: A) today announced it has moved the company’s Cell Analysis Division into its Diagnostics and Genomics Group (DGG) as part of a strategy to further strengthen growth opportunities for both organizations.

“We believe having the cell analysis team as part of DGG is a natural fit given the markets they serve and the clear linkages to our genomics and diagnostics customers,” said Mike McMullen, Agilent president and CEO. “This is an exciting opportunity to bring our unique collection of cell and molecular-based solutions together in ways that better align with how our customers are working. This will in turn expand workflow coverage and drive accelerated growth.”

Formerly part of Agilent’s Life Sciences and Applied Markets Group (LSAG), the company’s cell analysis work has been an important growth driver for the company. Created primarily through the acquisitions of BioTek Instruments, ACEA Biosciences, and Seahorse Bioscience over the last eight years, the cell analysis organization has developed differentiated, industry leading products and represents a key example of the success of Agilent’s “build and buy” growth strategy.

Agilent will report under this new structure beginning with the company’s first quarter fiscal 2024 results and will recast historical segment information to conform to the new reporting structure in financial statements and accompanying notes beginning with the Form 10-Q filing. To assist with the comparability of information, in January 2024, Agilent will provide a recast of the three prior years by quarter in accordance with the new reporting segments in a Form 8-K.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.83 billion in fiscal 2023 and employs approximately 18,000 people worldwide.

Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn and Facebook.

Investor Contact:	Media Contact:
Parmeet Ahuja	Tom Beermann
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